Exhibit 99.1

NGP Capital Resources Company Stockholders Approve Appointment of

Oak Hill Advisors, L.P. as New Investment Advisor

Company Renamed OHA Investment Corporation

New York, New York, September 30, 2014 (GLOBE NEWSWIRE) – NGP Capital Resources Company (the “Company”) today announced that its stockholders have approved the appointment of Oak Hill Advisors, L.P. (“OHA”) as the Company’s new investment advisor. In connection with the appointment, the Company’s name was changed to OHA Investment Corporation (NASDAQ: OHAI), effective immediately.

OHA is a leading independent investment firm specializing in direct lending, high yield bonds, leveraged loans, distressed investments, mortgage strategies and corporate structured products. With more than $24 billion of capital currently under management, OHA employs a fundamental value-oriented strategy focused on credit analysis, relative value and active risk management that has been in place for more than two decades.

The transactions and changes effective today include, among other things:

•	The appointment of OHA as the investment advisor and administrator for the Company under a new Investment Advisory Agreement and a new Administration Agreement, the terms of which are designed, in part, to decrease management fees and reduce expenses relative to the Company’s historical levels.

•	The election of a new Board of Directors composed of:
o	Glenn August (Chairman), Founder and Chief Executive Officer of OHA; Robert Okun, Chief Investment Officer of U.S. Credit and a Senior Partner of OHA; Stuart Oran, a Partner of Liberty Hall Capital; James Stern, Chairman of The Cypress Group; and Frank Tannura, former CEO of Packaging Dynamics Corporation.

•	The appointment of Bob Long as President and CEO, effective immediately.
o	Mr. Long is the former CEO of Conversus Asset Management, the investment manager of Conversus Capital (NYSE/Euronext: CCAP), a $3 billion permanent capital vehicle. His experience includes roles at Bank of America as head of the $6.5 billion Strategic Capital Group and co-head of the Real Estate Mezzanine Group.

•	The establishment of an Investment Committee comprised of Mr. August, Mr. Okun, Mr. Long, on an ex officio basis, and Steven Wayne, a Managing Director of OHA responsible for middle market and sponsor originated transactions.

•	The commitment by an OHA affiliate to purchase $5 million of the Company’s common stock, $1 million of which was purchased today from the Company in newly issued shares at a price equal to the Company’s net asset value per share.

o	The remaining $4 million will be purchased in open market transactions within one year after closing, or in newly issued shares at the Company’s net asset value per share if not purchased within such one-year period.

Mr. August said, “We are excited to become the Company’s investment advisor, and this transaction marks a meaningful step in the expansion of our middle market investment business. With OHA’s deep experience in the credit markets and success in direct lending, we believe we can create significant value for stockholders by diversifying the Company’s portfolio and improving its performance. We are enthusiastic about OHAI’s prospects.”

Mr. Long added, “I look forward to this opportunity to take advantage of OHA’s investment capabilities and industry expertise to expand and enhance the Company’s portfolio. As CEO, I will be focused on sharing our story with the investment community and leveraging the OHA platform for the benefit of our stockholders.”

Additional details regarding these matters will be provided in the Company’s Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (the “SEC”).

Keefe, Bruyette & Woods, a Stifel company, served as financial advisor to the Company in connection with these transactions.

About OHA Investment Corporation

OHA Investment Corporation (NASDAQ: OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). Oak Hill Advisors has deep experience in direct lending, having invested approximately $3 billion in nearly100 direct lending investments over the past 12 years.

OHAI was formerly known as NGP Capital Resources Company prior to Oak Hill Advisors assuming the external manager role for the company on September 30, 2014. OHAI has elected to be regulated as a business development company, or a BDC, under the Investment Company Act of 1940.

About Oak Hill Advisors, L.P.

Oak Hill Advisors, L.P. is a leading independent investment firm specializing in direct lending, high yield bonds, leveraged loans, distressed investments, mortgage strategies and corporate structured products throughout the United States and Europe. OHA manages credit hedge funds, long-only funds, distressed funds, other specialty credit funds and customized mandates. The firm employs a fundamental value-oriented strategy focused on credit analysis, relative value analysis and active risk management that has been in place for more than two decades. More information can be found at www.oakhilladvisors.com.

Forward-Looking Statements

This press release may contain forward-looking statements. We may use words such as “anticipates,” “believes,” “intends,” “plans,” “expects,” “projects,” “estimates,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the SEC. You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in OHA Investment Corporation should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing. Such information is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q, in our current reports on Form 8-K, and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC’s website, www.sec.gov, and in the Investor Relations section of our website at www.ohainvestmentcorporation.com. Prospective investors should read such materials carefully before investing.

Contacts:

For investment proposals, contact OHAI, (212) 326-1500

Steven Wayne - swayne@oakhilladvisors.com

Bob Long - blong@oakhilladvisors.com

For media inquiries, contact Kekst and Company, (212) 521-4800

Jeremy Fielding - Jeremy-Fielding@kekst.com

James David - James-David@kekst.com

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